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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                SCHEDULE 13E-4

                         ISSUER TENDER OFFER STATEMENT
                     (PURSUANT TO SECTION 13(E) (1) OF THE
                       SECURITIES EXCHANGE ACT OF 1934)

                                USX CORPORATION
                               (NAME OF ISSUER)

                                USX CORPORATION
                     (NAME OF PERSON(S) FILING STATEMENT)

                 6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                              (WITHOUT PAR VALUE)
                        (TITLE OF CLASS OF SECURITIES)

                                  902905 81 9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                DAN D. SANDMAN
                         GENERAL COUNSEL AND SECRETARY
                                USX CORPORATION
                               600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-4776
                                1-412-433-1117

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
          AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                                MARCH ___, 1997
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

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          TRANSACTION VALUATION*                AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
               $296,073,000                             $59,215
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

* For purposes of calculating the filing fee pursuant to Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, the average of the high and low prices in the consolidated reporting system on March 20, 1997 was $44.19. The number of shares for which tender is being made is 6,700,000.
[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:       $90,095
Form or Registration No.:     S-4 (File No. 333-23291 and 23291-01)
Filing Party:                 USX Corporation and USX Capital Trust I
Date Filed:                   March 14, 1997
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     This Issuer Tender Offer Statement (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by USX Corporation ("USX") in connection with the filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4, File No. 333-23291, (as amended, the "Registration Statement") regarding an exchange offer (the "Exchange Offer") to holders of its 6.50% Cumulative Convertible Preferred Stock, without par value (the "6.50% Preferred"). A copy of the Prospectus, (the "Prospectus"), contained in the Registration Statement filed with the Commission on March 14, 1997 is incorporated herein by reference as Exhibit 1. Pursuant to General Instruction B to Schedule 13E-4, certain information contained in the Prospectus is hereby incorporated by reference in answer to items of this Statement.

     References to the Prospectus are identified by the captions set forth in the Prospectus. Where substantially identical information required by Schedule 13E-4 is included under more than one caption, reference is made to only one caption of the Prospectus.

ITEM 1.   SECURITY AND ISSUER.

     (a) The name of the issuer is USX Corporation, a Delaware corporation. The address of its principal executive office is 600 Grant Street, Suite 6116, Pittsburgh, Pennsylvania 15219-4776.

     (b) Reference is made to "Prospectus Summary--The Exchange Offer", "The Exchange Offer--Terms of the Exchange Offer", and "The Exchange
Offer--Transactions and Arrangements Concerning the 6.50% Cumulative Convertible Preferred Stock" in the Prospectus, which are incorporated herein by reference. No officer, director or affiliate owns any shares of the $6.50 Preferred.

     (c) Reference is made to "Price Range of 6.50% Convertible Stock" in the Prospectus, which is incorporated herein by reference. The 6.50% Preferred is traded on the New York Stock Exchange.

     (d)  Inapplicable.

ITEM 2.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a) Reference is made to "The Exchange Offer--Terms of the Exchange Offer", "Description of the Trust Convertible Preferred Securities", "Description of the Guarantee", and "Description of the Convertible Debentures" in the Prospectus, which are incorporated herein by reference.

     (b)  Inapplicable.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     Reference is made to "The Exchange Offer--Purpose of the Exchange Offer" and "The Exchange Offer--Terms of the Exchange Offer" in the Prospectus, which are incorporated herein by reference. The 6.50% Preferred acquired by USX in the Exchange Offer will be retired.

ITEM 4.   INTEREST IN SECURITIES OF THE ISSUER.

     None.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     Except as stated in "The Exchange Offer--Fees and Expenses; Transfer Taxes" and "The Exchange Offer--Transactions and Arrangements Concerning the 6.50% Cumulative Convertible Preferred Stock" in the Prospectus, which are incorporated herein by reference, none.

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ITEM 6.  PERSON RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Reference is made to "The Exchange Offer--Exchange Agent and Information Agent". "The Exchange Offer--Dealer Managers; Soliciting Dealers", and "The Exchange Offer--Fees and Expenses; "Transfer Taxes" in the Prospectus which are incorporated herein by reference.

ITEM 7.   FINANCIAL INFORMATION.

     (a) Reference is made to the Form 10-K for the year ended December 31, 1996 and to "U. S. Steel Group--Selected Financial Information" and "USX Corporation--Selected Consolidated Financial Information", "Capitalization", and "Incorporation of Certain Documents by Reference" in the Prospectus, which are incorporated herein by reference.

     (b)  Inapplicable.

ITEM 8.   ADDITIONAL INFORMATION.

     (a)  None.

     (b) There are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with the Exchange Offer other than compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, without limitation, Rule 13e-4 promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the requirements of state securities or "blue sky" laws or the securities laws of non-U.S. jurisdictions.

     (c)  Inapplicable.

     (d)  None.

     (e)  None.

ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

     (a)  Prospectus, included in Registration Statement on Form S-4 filed
March 14, 1997, Exhibit (a)1; Form of Newspaper Announcement, Exhibit (a)2; Form of Letter of Transmittal, Exhibit (a)3; Form of Notice of Guaranteed Delivery, Exhibit (a)4; Form of Letter to Registered Holders and Depository Trust Participants, Exhibit (a)5; and Form of Letter of Clients, Exhibit (a)6; Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, Exhibit (a)7.

     (b) Form of Multiple Series Indenture, between USX Corporation and The Bank of New York, as trustee, Exhibit (b)1; Form of First Supplemental Indenture, between USX Corporation and The Bank of New York, as trustee, including form of Convertible Junior Subordinated Debenture, Exhibit (b)2; and Form of Preferred Securities Guarantee Agreement, Exhibit (b)3.

     (c)  None.

     (d)  Tax Opinion of Miller & Chevalier, Chartered, Exhibit (d).

     (e)  The Prospectus included in (a) above.

     (f)  None.

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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 24, 1997

                                                USX CORPORATION


                                                By:  /s/ Robert M. Hernandez
                                                    ____________________________
                                                         Robert M. Hernandez
                                                           Vice Chairman &
                                                       Chief Financial Officer

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                               INDEX TO EXHIBITS

EXHIBIT                                 DESCRIPTION
-------                                 -----------
(a)  1    Prospectus, included in Registration Statement filed on March 14,
          1997 (incorporated by reference to the Registration Statement*).

     2    Form of Newspaper Announcement (incorporated by reference to Exhibit
          99.5 to the Registration Statement*).

     3    Form of Letter of Transmittal (incorporated by reference to Exhibit
          99.1 to the Registration Statement*).

     4    Form of Notice of Guaranteed Delivery (incorporated by reference to
          Exhibit 99.2 to the Registration Statement*).

     5 Form of Letter to Registered Holders and Depository Trust Participants (incorporated by reference to Exhibit 99.3 to the Registration Statement*).

     6 Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement*).

     7 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees. (incorporated by reference to Exhibit 99.5 to the Registration Statement*).

(b)  1    Form of Multiple Series Indenture, between USX Corporation and The
          Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to the Registration Statement*).

     2 Form of First Supplemental Indenture, between USX Corporation and The Bank of New York, as trustee, including form of 6.75% Convertible Junior Subordinated Debenture (incorporated by reference to Exhibit
          4.4 to the Registration Statement*).

     3 Form of Preferred Securities Guarantee Agreement (incorporated by reference to Exhibit 4.7 to the Registration Statement*).

(c)       None

(d) Tax Opinion of Miller & Chevalier, Chartered (incorporated by reference to Exhibit 8.1 to the Registration Statement*).

(e)       See (a)1 above.

(f)       None

* Registration Statement on Form S-4 (File No. 333-23291 and 23291-01).

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